Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2014

—Reports Earnings of 74 Cents per Diluted Share for the Fourth Quarter—

SANTA ANA, Calif., Feb. 12, 2015 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2014.

Current Quarter Highlights

•	Total revenue of $1.3 billion, up 3 percent compared with last year

•	Title Insurance segment pretax margin of 10.8 percent, up from 7.8 percent last year

•	Commercial revenues of $198.7 million, up 13 percent compared with last year

•	Specialty Insurance segment pretax margin of 18.4 percent

•	Cash flow from operations of $182.4 million

•	Cash flow for the full year 2014 of $348.6 million

•	Issued $300 million of 4.6 percent senior unsecured notes with a 10-year term

•	Debt-to-capital ratio of 18.6 percent as of Dec. 31, 2014

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2014	2013	2014	2013
Total revenue	$1,255.5	$1,219.9	$4,677.9	$4,956.1
Income before taxes	122.9	84.8	350.6	310.7
Net income	$80.5	$51.6	$233.5	$186.4
Net income per diluted share	0.74	0.48	2.15	1.71

Total revenue for the fourth quarter of 2014 was $1.3 billion, an increase of 3 percent relative to the fourth quarter of 2013. Net income in the current quarter was $80.5 million, or 74 cents per diluted share, compared with net income of $51.6 million, or 48 cents per diluted share, in the fourth quarter of 2013. The current quarter results include net realized investment gains of $6.8 million, or 4 cents per diluted share, compared with gains of $2.4 million, or 1 cent per share, in the fourth quarter of last year. In addition, investment income in the current quarter was reduced by impairments of investments in affiliates totaling $20.0 million, or 12 cents per diluted share, compared with impairments of $7.8 million, or 4 cents per diluted share, in the fourth quarter of 2013.

Total revenue for the full year of 2014 was $4.7 billion, a decline of 6 percent relative to the prior year. Net income was $233.5 million, or $2.15 per diluted share, compared with $186.4 million, or $1.71 per diluted share, in 2013.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

“I am pleased with the company’s strong results in the fourth quarter,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our consistent focus on expense management drove strong operating leverage in the quarter, resulting in a 10.8 percent pretax margin for the title segment. Our commercial business achieved another record quarter, with revenues up 13 percent, and our specialty insurance segment generated a pretax margin of 18.4 percent, driven by continued momentum in our home warranty business.

“Given the backdrop of an improving economy, we remain optimistic that the housing market will continue to strengthen in 2015. In January, refinance activity rose sharply in response to the unexpected decline in mortgage rates, driving total open orders per day up 27 percent compared with January last year. While the increase in refinance orders will provide short-term benefits, it’s uncertain how long this level of elevated activity will continue. With regard to the purchase market, our full-year expectation is for modest growth in originations, with some improvement in both transaction levels and home prices.

“Based on our positive long-term outlook, our board of directors recently approved a 4 percent increase in the common stock dividend to $1.00 per share annually.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2014	2013
Total revenue	$1,157.9	$1,125.5
Income before taxes	$124.5	$87.9
Pretax margin	10.8%	7.8%
Direct open orders	268,600	270,500
Direct closed orders	204,700	217,300
U.S. Commercial
Total revenues	$198.7	$175.7
Open orders	31,800	30,200
Closed orders	20,800	20,900
Average revenue per order	$9,600	$8,400

Total revenue for the Title Insurance and Services segment was $1.2 billion in the fourth quarter of 2014, an increase of 3 percent from the same quarter of 2013. Direct premiums and escrow fees were up 9 percent compared with last year, due to a 16 percent increase in average revenue per order that was partly offset by a 6 percent decline in the number of direct title orders closed in the quarter. The average revenue per direct title order climbed to $2,171, due to an increase in the average revenue per closed order for commercial and purchase transactions, as well as a shift in the mix to higher-premium purchase and commercial transactions. Agent premiums were down by 3 percent in the current quarter, reflecting the normal reporting lag of approximately one quarter.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

Information and other revenues were $154.7 million this quarter, up 8 percent compared with the same quarter of last year. This increase was primarily due to the impact of recent acquisitions, partly offset by lower demand for the company’s default information products as a result of the decline in loss mitigation and foreclosure activity during the quarter.

Investment income in the current quarter was $2.7 million, down $11.1 million, due primarily to impairments of investments in affiliates totaling $20.0 million, compared with $5.8 million in impairments in the fourth quarter of 2013. Net realized investment gains were $4.6 million in the quarter, up $6.8 million from last year.

Personnel costs were $340.8 million in the fourth quarter, up $10.3 million, or 3 percent, compared with the fourth quarter of 2013. This increase was primarily due to higher incentive-based compensation driven by the improvement in revenues and profitability in the current quarter compared to last year.

Other operating expenses were $192.1 million in the fourth quarter, down $15.2 million, or 7 percent, compared with the fourth quarter of 2013. This decline was primarily due to lower legal expenses as well as lower production-related costs given the decline in orders in the current quarter.

The provision for policy losses and other claims was $64.7 million in the fourth quarter, or 6.5 percent of title premiums and escrow fees, compared with a loss provision rate of 5.8 percent in the same quarter of the prior year.

Pretax income for the Title Insurance and Services segment was $124.5 million in the fourth quarter, compared with $87.9 million in the fourth quarter of 2013. Pretax margin was 10.8 percent in the current quarter, compared with 7.8 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2014	2013
Total revenue	$95.5	$88.0
Income before taxes	$17.6	$14.9
Pretax margin	18.4%	17.0%

Total revenue for the Specialty Insurance segment was $95.5 million in the fourth quarter of 2014, up 9 percent compared with the fourth quarter of 2013. The overall loss ratio for the Specialty Insurance segment was 52 percent in the current quarter, essentially flat with the prior year. Growth in premiums and an increase in net realized investment gains drove a pretax margin of 18.4 percent, up from 17.0 percent in the fourth quarter of 2013.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

Teleconference/Webcast

First American’s fourth quarter and full year 2014 results will be discussed in more detail on Thursday, Feb. 12, 2015, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 26, 2015, by dialing 201-612-7415 and using the conference ID 13598928. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.7 billion in 2014, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to an improving economy; the outlook for the housing market, including an uncertain refinance market and increasing home purchase transaction volumes and prices; the company’s ability to capitalize on the housing recovery; the outlook for the commercial market, including declining growth rates; continued strength in the company’s home warranty business; expense management, including projected interest and defined benefit plan expenses; and our expected normalized tax rate, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; challenges and adverse effects arising from acquisitions; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Total revenues	$1,255,451	$1,219,872	$4,677,949	$4,956,077
Income before income taxes	$122,897	$84,847	$350,560	$310,708
Income tax expense	42,159	33,058	116,345	123,644

Net income	80,738	51,789	234,215	187,064
Less: Net income attributable to noncontrolling interests	227	162	681	697

Net income attributable to the Company	$80,511	$51,627	$233,534	$186,367

Net income per share attributable to stockholders:
Basic	$0.75	$0.49	$2.18	$1.74
Diluted	$0.74	$0.48	$2.15	$1.71
Cash dividends declared per share	$0.24	$0.12	$0.84	$0.48
Weighted average common shares outstanding:
Basic	107,356	105,765	106,884	106,991
Diluted	109,143	107,974	108,688	109,102
Selected Title Information
Title orders opened	268,600	270,500	1,155,500	1,384,600
Title orders closed	204,700	217,300	816,400	1,103,400
Paid title claims	$67,567	$86,972	$272,123	$295,982

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$1,190,080	$834,837
Investment portfolio	4,033,892	3,385,328
Goodwill and other intangible assets, net	1,015,757	892,373
Total assets	7,660,553	6,559,183
Reserve for claim losses	1,011,780	1,018,365
Notes and contracts payable	587,337	310,285
Total stockholders’ equity	$2,572,917	$2,453,049

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended December 31, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$585,883	$495,291	$90,592	$—
Agent premiums	500,597	500,597	—	—
Information and other	155,377	154,677	707	(7)
Net investment income	6,787	2,703	1,983	2,101
Net realized investment gains(1)	6,807	4,601	2,206	—

	1,255,451	1,157,869	95,488	2,094

Expenses
Personnel costs	364,797	340,840	14,698	9,259
Premiums retained by agents	400,635	400,635	—	—
Other operating expenses	211,657	192,091	12,992	6,574
Provision for policy losses and other claims	112,284	64,744	47,540	—
Depreciation and amortization	21,718	20,405	1,191	122
Premium taxes	15,223	13,766	1,457	—
Interest	6,240	841	—	5,399

	1,132,554	1,033,322	77,878	21,354

Income (loss) before income taxes	$122,897	$124,547	$17,610	$(19,260)

For the Three Months Ended December 31, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$540,292	$455,567	$84,725	$—
Agent premiums	514,615	514,615	—	—
Information and other	144,215	143,820	401	(6)
Net investment income	18,351	13,788	2,047	2,516
Net realized investment gains (losses) (1)	2,399	(2,248)	781	3,866

	1,219,872	1,125,542	87,954	6,376

Expenses
Personnel costs	358,443	330,551	14,478	13,414
Premiums retained by agents	412,674	412,674	—	—
Other operating expenses	225,397	207,295	11,419	6,683
Provision for policy losses and other claims	100,612	56,086	44,526	—
Depreciation and amortization	19,775	17,717	1,239	819
Premium taxes	14,032	12,651	1,381	—
Interest	4,092	682	—	3,410

	1,135,025	1,037,656	73,043	24,326

Income (loss) before income taxes	$84,847	$87,886	$14,911	$(17,950)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,115,274	$1,761,462	$353,812	$—
Agent premiums	1,841,618	1,841,618	—	—
Information and other	619,949	617,713	2,260	(24)
Net investment income	71,041	59,785	7,288	3,968
Net realized investment gains (1)	30,067	23,850	5,306	911

	4,677,949	4,304,428	368,666	4,855

Expenses
Personnel costs	1,410,752	1,314,089	62,118	34,545
Premiums retained by agents	1,470,895	1,470,895	—	—
Other operating expenses	833,681	761,584	45,599	26,498
Provision for policy losses and other claims	450,023	253,122	196,901	—
Depreciation and amortization	85,597	77,820	4,978	2,799
Premium taxes	57,194	51,098	6,096	—
Interest	19,247	2,796	—	16,451

	4,327,389	3,931,404	315,692	80,293

Income (loss) before income taxes	$350,560	$373,024	$52,974	$(75,438)

For the Twelve Months Ended December 31, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,184,464	$1,855,270	$329,194	$—
Agent premiums	2,044,862	2,044,862	—	—
Information and other	627,645	626,016	1,652	(23)
Net investment income	89,895	76,606	7,342	5,947
Net realized investment gains (1)	9,211	3,334	1,425	4,452

	4,956,077	4,606,088	339,613	10,376

Expenses
Personnel costs	1,445,582	1,338,361	58,261	48,960
Premiums retained by agents	1,636,694	1,636,694	—	—
Other operating expenses	885,805	816,870	41,725	27,210
Provision for policy losses and other claims	530,356	343,461	186,895	—
Depreciation and amortization	74,916	66,956	4,865	3,095
Premium taxes	56,715	50,980	5,735	—
Interest	15,301	2,601	—	12,700

	4,645,369	4,255,923	297,481	91,965

Income (loss) before income taxes	$310,708	$350,165	$42,132	$(81,589)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Total revenues	$1,157,869	$1,125,542	$4,304,428	$4,606,088
Less: Net realized investment gains (losses) (1)	4,601	(2,248)	23,850	3,334
Net investment income	2,703	13,788	59,785	76,606
Premiums retained by agents	400,635	412,674	1,470,895	1,636,694

Net operating revenues	$749,930	$701,328	$2,749,898	$2,889,454

Personnel and other operating expenses	$532,931	$537,846	$2,075,673	$2,155,231
Ratio (% net operating revenues)	71.1%	76.7%	75.5%	74.6%
Ratio (% total revenues)	46.0%	47.8%	48.2%	46.8%

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

- more -

First American Financial Reports Fourth Quarter and Full Year 2014 Results

First American Financial Corporation

Supplemental Direct Title Order Information

U.S. Operations

(unaudited)

	Q414	Q314	Q214	Q114	Q413
Open Orders per Day
Purchase	1,611	2,033	2,189	1,892	1,626
Refinance	1,627	1,521	1,554	1,397	1,462
Refinance as % of residential orders	50%	43%	42%	42%	47%
Commercial	505	485	528	475	480
Other[1]	522	609	701	682	726

Total open orders per day	4,263	4,648	4,972	4,446	4,294

Closed Orders per Day
Purchase	1,420	1,573	1,579	1,217	1,383
Refinance	1,122	1,113	983	907	1,096
Refinance as % of residential orders	44%	41%	38%	43%	44%
Commercial	330	308	306	290	331
Other[1]	377	404	479	538	640

Total closed orders per day	3,249	3,397	3,347	2,952	3,449

Average Revenue per Order (ARPO)
Purchase	$1,944	$1,950	$1,918	$1,799	$1,829
Refinance	869	857	812	813	819
Commercial	9,558	7,568	6,746	6,530	8,425
Other[1]	437	480	488	489	409
Total ARPO	$2,171	$1,926	$1,830	$1,723	$1,878
Business Days	63	64	64	61	63

(1)	Includes default and other orders

Totals may not foot due to rounding

###